Exhibit 99.1

Jack in the Box Inc. Reports Fourth Quarter FY 2014 Earnings; Issues Guidance for FY 2015; Updates Long-term Goals; Declares Quarterly Cash Dividend

SAN DIEGO--(BUSINESS WIRE)--November 18, 2014--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $17.4 million, or $0.44 per diluted share, for the fourth quarter ended September 28, 2014, compared with earnings from continuing operations of $24.1 million, or $0.54 per diluted share, for the fourth quarter of fiscal 2013.

Fiscal 2014 earnings from continuing operations totaled $94.8 million, or $2.26 per diluted share, compared with $82.6 million, or $1.84 per diluted share in fiscal 2013.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.54 in the fourth quarter of fiscal 2014 compared with $0.45 in the prior year quarter. For fiscal year 2014, operating earnings per share were $2.45 compared with $1.82 last year.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		52 Weeks Ended
	Sept. 28,	Sept. 29,	Sept. 28,	Sept. 29,
	2014	2013	2014	2013
Diluted earnings per share from continuing operations – GAAP	$0.44	$0.54	$2.26	$1.84
Restructuring charges	-	0.03	0.13	0.05
(Gains)/losses from refranchising	0.10	(0.13)	0.05	(0.07)
Operating earnings per share – Non-GAAP	$0.54	$0.45	$2.45	$1.82

Lenny Comma, chairman and chief executive officer, said, “Operating earnings per share for the fourth quarter increased 20 percent, driven by better than expected same-store sales growth at Qdoba Mexican Grill® and Jack in the Box®, margin expansion, and a 10 percent reduction in our diluted share count as we continued to use our growing free cash flow to return cash to shareholders. This performance capped a terrific year, with operating earnings per share up approximately 35 percent, the third consecutive year of growth in excess of 30 percent.”

Increase (decrease) in same-store sales:

	12 Weeks Ended	12 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013
Jack in the Box®:
Company	3.1%	(0.2%)	2.0%	1.0%
Franchise	3.1%	(1.7%)	2.0%	0.1%
System	3.1%	(1.4%)	2.0%	0.3%
Qdoba®:
Company	7.1%	1.3%	5.7%	0.5%
Franchise	8.4%	2.8%	6.3%	1.1%
System	7.7%	2.0%	6.0%	0.8%

“Jack in the Box company same-store sales increased 3.1 percent for the quarter, above our expectations,” Comma said. “The increase was driven primarily by growth in our breakfast and late-night dayparts.”

Jack in the Box system same-store sales growth for the quarter exceeded that of the QSR sandwich segment by 3.3 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended September 28, 2014. Included in this segment are 16 of the top QSR sandwich and burger chains in the country.

“Qdoba’s same-store sales in the fourth quarter increased 7.1 percent for company restaurants and 7.7 percent system-wide, our third consecutive quarter of growth above 7 percent. The top-line momentum continued with the conclusion of our Mango Mojo campaign, followed by the return of our popular Queso Diablo as a permanent menu item. In addition, the performance of our Qdoba company restaurants reflected less discounting, as well as double-digit growth in catering sales,” Comma said.

Consolidated restaurant operating margin increased 190 basis points to 18.0 percent of sales in the fourth quarter of 2014, compared with 16.1 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box restaurants increased 210 basis points to 17.8 percent of sales. The improvement was due primarily to lower food and packaging costs and the benefit of refranchising, which were partially offset by higher labor costs resulting from an increase in the California minimum wage during the quarter. The decrease in food and packaging costs as a percentage of sales resulted from the benefit of price increases and favorable product mix changes, which were partially offset by commodity inflation of approximately 3.2 percent in the quarter. Restaurant operating margin for Qdoba restaurants increased 130 basis points to 18.5 percent of sales. The benefits of sales leverage, price increases and less discounting at Qdoba were partially offset by commodity inflation of approximately 4.0 percent, higher incentive compensation for restaurant managers and beverage equipment rental costs.

SG&A expense for the fourth quarter increased by $2.2 million and was 15.0 percent of revenues as compared to 14.6 percent in the prior year quarter. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans negatively impacted SG&A by $1.5 million in the fourth quarter of 2014 as compared to a positive impact of $2.0 million in the fourth quarter of 2013, resulting in a year-over-year increase in SG&A of $3.5 million. In addition, the increase reflects a $2.0 million increase in incentive and share-based compensation. These increases were partially offset by a $4.0 million reduction in pension expense.

The company is continuing its efforts to improve its cost structure and identify opportunities to reduce G&A as well as improve restaurant profitability across both brands. Restructuring charges of $0.3 million relating primarily to severance costs were recorded during the fourth quarter of 2014, as compared to $2.2 million, or approximately $0.03 per diluted share, during the fourth quarter of 2013. These charges are included in “Impairment and other charges, net” in the accompanying consolidated statements of earnings.

Losses on the sale of company-operated restaurants were $5.8 million in the fourth quarter, or approximately $0.10 per diluted share, related primarily to the sale of 23 Jack in the Box restaurants in two markets in the Southeast during the quarter and the expected sale of the remaining Jack in the Box market in the Southeast for which the company has received a signed letter of intent. This loss was partially offset by additional proceeds received as a result of the extension of underlying franchise and lease agreements for previously refranchised Jack in the Box restaurants of $0.6 million. This compares to a gain of $7.8 million, or approximately $0.13 per diluted share, in the prior year quarter.

The tax rate for the fourth quarter of 2014 was 32.7 percent versus 28.0 percent for the fourth quarter of 2013, and 35.3 percent in fiscal 2014 as compared to 32.8 percent in fiscal 2013. The tax rate for fiscal 2014 was slightly lower than the company’s most recent guidance due to the benefit of a change in the California tax law which was partially offset by the market performance of insurance investment products used to fund certain non-qualified retirement plans. Changes in the cash value of the insurance products are not deductible or taxable.

In the third quarter of 2013, 62 company-operated Qdoba restaurants were closed, and the results of operations, impairment charges, lease obligations and other exit costs for these restaurants are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented. Discontinued operations for the fourth quarter of fiscal 2014 include after-tax charges related to the Qdoba restaurant closures of approximately $0.03 per diluted share, as compared to $0.02 per diluted share for the fourth quarter of fiscal 2013. In addition, discontinued operations for the fourth quarter of fiscal 2013 included approximately $0.01 per diluted share related to the outsourcing of the company’s distribution business which was completed in fiscal 2013.

Capital Allocation

The company repurchased approximately 697,000 shares of its common stock in the fourth quarter of 2014 at an average price of $61.19 per share for an aggregate cost of $42.7 million. During fiscal year 2014, the company repurchased approximately 5,645,000 shares at an average price of $56.63 per share, for an aggregate cost of $319.7 million. This leaves $117.1 million remaining under two stock-buyback programs authorized by the company’s Board of Directors that expire in November 2015. In November 2014, the company’s Board of Directors authorized an additional $100 million stock-buyback program that expires in November 2016.

The company also announced today that on November 13, 2014, its Board of Directors declared a quarterly cash dividend of $0.20 per share on the company’s common stock. The dividend is payable on December 12, 2014, to shareholders of record at the close of business on December 1, 2014.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the first quarter and fiscal year ending September 27, 2015. Fiscal 2015 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

First quarter fiscal year 2015 guidance

  Same-store sales are expected to increase approximately 1.0 to 2.0 percent at Jack in the Box company restaurants versus a 2.1 percent increase in the year-ago quarter.
  Same-store sales are expected to increase approximately 8.0 to 10.0 percent at Qdoba company restaurants versus a 2.0 percent increase in the year-ago quarter.

Fiscal year 2015 guidance

  Same-store sales are expected to increase approximately 1.5 to 2.5 percent at Jack in the Box company restaurants.
  Same-store sales are expected to increase approximately 6.0 to 8.0 percent at Qdoba company restaurants.
  Overall commodity costs are expected to increase by approximately 3 percent for the full year, with higher inflation in the first two quarters.
  Restaurant operating margin for the full year is expected to be approximately 18.8 to 19.6 percent, depending on same-store sales and commodity inflation.
  SG&A as a percentage of revenue is expected to be approximately 13.5 to 14.0 percent as compared to 13.9 percent in fiscal 2014, and reflects $5.0 million of higher pension expense in fiscal 2015. G&A as a percentage of system-wide sales is expected to decline to approximately 3.7 percent in fiscal 2015 from 3.8 percent in fiscal 2014.
  Impairment and other charges as a percentage of revenue are expected to be approximately 60 basis points.
  Approximately 10 to 15 new Jack in the Box restaurants are expected to open system-wide.
  Approximately 50 to 60 new Qdoba restaurants are expected to open, of which approximately half are expected to be company locations.
  Capital expenditures are expected to be $90 to $100 million.
  The tax rate is expected to be approximately 37 to 38 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, are expected to range from $2.73 to $2.88 in fiscal 2015 as compared to operating earnings per share of $2.45 in fiscal 2014.

Long-term goals (2016 to 2018)

The company today provided long-term goals for fiscal 2016 to 2018. The company expects:

  Annual same-store sales growth of 2 to 3 percent at Jack in the Box company restaurants and in the mid-single-digit range at Qdoba company restaurants.
  Restaurant operating margin of 19.0 to 20.0 percent.
  G&A of 3.5 to 3.8 percent of consolidated system-wide sales.
  Jack in the Box system new unit growth of approximately 1 to 2 percent per year.
  Qdoba company new unit growth of approximately 40 to 70 restaurants per year and franchise unit growth of 30 to 40 restaurants per year.
  Continued return of cash to shareholders through a combination of share repurchases and dividends.
  Annual operating earnings per share growth in the mid-teens.

Conference call

The company will host a conference call for financial analysts and investors on Wednesday, November 19, 2014, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on November 19.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		52 Weeks Ended
	Sept. 28,	Sept. 29,	Sept. 28,	Sept. 29,
	2014	2013	2014	2013
Diluted earnings per share from continuing operations – GAAP	$0.44	$0.54	$2.26	$1.84
Restructuring charges	-	0.03	0.13	0.05
(Gains)/losses from refranchising	0.10	(0.13)	0.05	(0.07)
Operating earnings per share – Non-GAAP	$0.54	$0.45	$2.45	$1.82

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	Quarter		Fiscal Year
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013
Revenues:
Company restaurant sales	$259,912	$255,215	$1,120,912	$1,143,780
Franchise revenues	84,775	82,766	363,219	346,087
	344,687	337,981	1,484,131	1,489,867
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	83,219	83,426	357,338	372,685
Payroll and employee benefits	71,329	70,378	308,494	320,384
Occupancy and other	58,483	60,215	247,861	255,586
Total company restaurant costs	213,031	214,019	913,693	948,655
Franchise costs	42,816	41,303	182,886	173,567
Selling, general and administrative expenses	51,550	49,394	206,788	220,641
Impairment and other charges, net	2,275	4,385	14,908	13,439
(Gains) losses on the sale of company-operated restaurants	5,790	(7,819)	3,548	(4,640)
	315,462	301,282	1,321,823	1,351,662
Earnings from operations	29,225	36,699	162,308	138,205
Interest expense, net	3,290	3,190	15,678	15,251
Earnings from continuing operations and before income taxes	25,935	33,509	146,630	122,954
Income taxes	8,492	9,392	51,786	40,346
Earnings from continuing operations	17,443	24,117	94,844	82,608
Losses from discontinued operations, net of income tax benefit	(1,283)	(1,289)	(5,894)	(31,456)
Net earnings	$16,160	$22,828	$88,950	$51,152

Net earnings per share - basic:
Earnings from continuing operations	$0.45	$0.56	$2.33	$1.91
Losses from discontinued operations	(0.03)	(0.03)	(0.14)	(0.73)
Net earnings per share (1)	$0.41	$0.53	$2.18	$1.18
Net earnings per share - diluted:
Earnings from continuing operations	$0.44	$0.54	$2.26	$1.84
Losses from discontinued operations	(0.03)	(0.03)	(0.14)	(0.70)
Net earnings per share (1)	$0.40	$0.51	$2.12	$1.14

Weighted-average shares outstanding:
Basic	38,982	43,069	40,781	43,351
Diluted	39,918	44,532	41,973	44,899

Cash dividends declared per common share	$0.20	$-	$0.40	$-

(1) Earnings per share may not add due to rounding

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	September 28,	September 29,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$10,578	$9,644
Accounts and other receivables, net	50,014	41,749
Inventories	7,481	7,181
Prepaid expenses	36,314	19,970
Deferred income taxes	36,810	26,685
Assets held for sale	4,766	11,875
Other current assets	597	108
Total current assets	146,560	117,212
Property and equipment, at cost:
Land	113,622	112,673
Buildings	1,090,360	1,068,405
Restaurant and other equipment	291,443	305,769
Construction in progress	24,522	30,066
	1,519,947	1,516,913
Less accumulated depreciation and amortization	(797,818)	(746,054)
Property and equipment, net	722,129	770,859
Intangible assets, net	15,604	16,390
Goodwill	149,074	148,988
Other assets, net	237,298	265,760
	$1,270,665	$1,319,209
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,871	$20,889
Accounts payable	31,810	36,899
Accrued liabilities	163,626	153,886
Total current liabilities	206,307	211,674
Long-term debt, net of current maturities	497,012	349,393
Other long-term liabilities	309,435	286,124
Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 80,127,387 and 78,515,171 issued, respectively	801	785
Capital in excess of par value	356,727	296,764
Retained earnings	1,244,897	1,171,823
Accumulated other comprehensive loss	(90,132)	(62,662)
Treasury stock, at cost, 41,571,752 and 35,926,269 shares, respectively	(1,254,382)	(934,692)
Total stockholders’ equity	257,911	472,018
	$1,270,665	$1,319,209

JACK IN THE BOX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Fiscal Year
	September 28,	September 29,
	2014	2013
Cash flows from operating activities:
Net earnings	$88,950	$51,152
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	91,384	96,219
Deferred finance cost amortization	2,175	2,277
Deferred income taxes	4,152	(18,604)
Share-based compensation expense	10,358	11,392
Pension and postretirement expense	13,760	31,147
Gains on cash surrender value of company-owned life insurance	(6,049)	(8,998)
(Gains) losses on the sale of company-operated restaurants	3,548	(4,640)
Losses on the disposition of property and equipment	2,889	3,344
Impairment charges and other	9,225	28,230
Loss on early retirement of debt	789	939
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	19,589	33,994
Inventories	(300)	27,415
Prepaid expenses and other current assets	(16,831)	13,117
Accounts payable	(627)	(26,945)
Accrued liabilities	20,358	(10,560)
Pension and postretirement contributions	(25,349)	(23,886)
Other	(16,999)	(6,721)
Cash flows provided by operating activities	201,022	198,872
Cash flows from investing activities:
Purchases of property and equipment	(60,525)	(84,690)
Purchases of assets intended for sale and leaseback	(2,801)	(26,058)
Proceeds from sale and leaseback of assets	5,698	47,431
Proceeds from the sale of company-operated restaurants	10,536	30,619
Collections on notes receivable	2,974	6,448
Acquisition of franchise-operated restaurants	(1,750)	(12,064)
Other	2,889	4,375
Cash flows used in investing activities	(42,979)	(33,939)
Cash flows from financing activities:
Borrowings on revolving credit facilities	652,000	646,000
Repayments of borrowings on revolving credit facilities	(521,000)	(721,000)
Proceeds from issuance of debt	200,000	200,000
Principal repayments on debt	(193,399)	(175,946)
Debt issuance costs	(3,607)	(4,392)
Dividends paid on common stock	(15,808)	—
Proceeds from issuance of common stock	31,748	61,993
Repurchases of common stock	(323,866)	(132,833)
Excess tax benefits from share-based compensation arrangements	17,664	2,094
Change in book overdraft	(848)	(39,678)
Cash flows used in financing activities	(157,116)	(163,762)
Effect of exchange rate changes on cash and cash equivalents	7	4
Net increase in cash and cash equivalents	934	1,175
Cash and cash equivalents at beginning of period	9,644	8,469
Cash and cash equivalents at end of period	$10,578	$9,644

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in our consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF EARNINGS DATA

	Quarter		Fiscal Year
	September 28,	September 29,	September 28,	September 29,
	2014	2013	2014	2013
Revenues:
Company restaurant sales	75.4%	75.5%	75.5%	76.8%
Franchise revenues	24.6%	24.5%	24.5%	23.2%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	32.0%	32.7%	31.9%	32.6%
Payroll and employee benefits (1)	27.4%	27.6%	27.5%	28.0%
Occupancy and other (1)	22.5%	23.6%	22.1%	22.3%
Total company restaurant costs (1)	82.0%	83.9%	81.5%	82.9%
Franchise costs (1)	50.5%	49.9%	50.4%	50.2%
Selling, general and administrative expenses	15.0%	14.6%	13.9%	14.8%
Impairment and other charges, net	0.7%	1.3%	1.0%	0.9%
(Gains) losses on the sale of company-operated restaurants	1.7%	(2.3)%	0.2%	(0.3)%
Earnings from operations	8.5%	10.9%	10.9%	9.3%
Income tax rate (2)	32.7%	28.0%	35.3%	32.8%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and costs as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY-OPERATED RESTAURANTS STATEMENTS OF EARNINGS DATA
(Dollars in thousands)

	Quarter				Fiscal Year
	September 28, 2014		September 29, 2013		September 28, 2014		September 29, 2013
Jack in the Box:
Company restaurant sales	$177,255		$182,657		$782,461		$850,512
Company restaurant costs:
Food and packaging	57,472	32.4%	61,675	33.8%	254,891	32.6%	284,221	33.4%
Payroll and employee benefits	49,687	28.0%	51,020	27.9%	218,000	27.9%	241,149	28.4%
Occupancy and other	38,468	21.7%	41,226	22.6%	164,433	21.0%	182,493	21.5%
Total company restaurant costs	$145,627	82.2%	$153,921	84.3%	$637,324	81.5%	$707,863	83.2%
Qdoba:
Company restaurant sales	$82,657		$72,558		$338,451		$293,268
Company restaurant costs:
Food and packaging	25,747	31.1%	21,751	30.0%	102,447	30.3%	88,464	30.2%
Payroll and employee benefits	21,642	26.2%	19,358	26.7%	90,494	26.7%	79,235	27.0%
Occupancy and other	20,015	24.2%	18,989	26.2%	83,428	24.6%	73,093	24.9%
Total company restaurant costs	$67,404	81.5%	$60,098	82.8%	$276,369	81.7%	$240,792	82.1%

The following table presents the detail of our franchise revenues and costs (dollars in thousands):

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

	Quarter		Fiscal Year
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Royalties	$32,992	$31,067	$140,986	$132,663
Rental income	50,453	48,580	217,182	207,513
Re-image contributions to franchisees	—	40	(22)	(1,990)
Franchise fees and other	1,330	3,079	5,073	7,901
Total franchise revenues	$84,775	$82,766	$363,219	$346,087

Rental expense	$31,576	$30,282	$135,190	$128,173
Depreciation and amortization	7,713	7,898	33,844	32,876
Other franchise support costs	3,527	3,123	13,852	12,518
Total franchise costs	$42,816	$41,303	$182,886	$173,567

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table summarizes the changes in the number and mix of Jack in the Box and Qdoba company and franchise restaurants in each fiscal year:

	September 28, 2014			September 29, 2013
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	465	1,786	2,251	547	1,703	2,250
New	1	11	12	6	11	17
Refranchised	(37)	37	—	(78)	78	—
Acquired from franchisees	4	(4)	—	1	(1)	—
Closed	(2)	(11)	(13)	(11)	(5)	(16)
End of period	431	1,819	2,250	465	1,786	2,251
% of JIB system	19%	81%	100%	21%	79%	100%
% of consolidated system	58%	85%	78%	61%	85%	79%
Qdoba:
Beginning of year	296	319	615	316	311	627
New	16	22	38	34	34	68
Refranchised	—	—	—	(3)	3	—
Acquired from franchisees	—	—	—	13	(13)	—
Closed	(2)	(13)	(15)	(64)	(16)	(80)
End of period	310	328	638	296	319	615
% of Qdoba system	49%	51%	100%	48%	52%	100%
% of consolidated system	42%	15%	22%	39%	15%	21%
Consolidated:
Total system	741	2,147	2,888	761	2,105	2,866
% of consolidated system	26%	74%	100%	27%	73%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291